EXHIBIT 10.41

Description of Non-Employee Director Compensation

For fiscal 2006, the compensation for the non-employee directors of The Goldman Sachs Group, Inc. (Group Inc.) consists of:

•	an annual equity grant of one of the following: (i) 3,000 fully vested restricted stock units (RSUs), (ii) 1,500 fully vested RSUs and 6,000 fully vested stock options (Options), or (iii) 12,000 fully vested Options, at the non-employee director’s election (grants were made on December 13, 2005, with each of the non-employee directors receiving 3,000 fully vested RSUs other than James A. Johnson, who received 1,500 fully vested RSUs and 6,000 fully vested Options);

•	a $75,000 annual retainer, payable in December 2006, in cash or through a grant of fully vested RSUs, at the non-employee director’s election; and

•	a $25,000 committee chair fee, if applicable, payable in December 2006, in cash or through a grant of fully vested RSUs, at the non-employee director’s election.

RSUs awarded in connection with non-employee director compensation provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock) of Group Inc. on the last business day in May in the year following the year of the non-employee director’s retirement from the Group Inc. Board of Directors. Options awarded with respect to the fiscal 2006 annual equity grant generally become exercisable on the earlier of (i) the date the non-employee director ceases to be a director of Group Inc., and (ii) January 2009, although if the non-employee director remains a director of Group Inc., the underlying shares are subject to transfer restrictions until January 2010.

The Group Inc. Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has a policy on stock ownership retention that requires non-employee directors to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. All of our non-employee directors are in compliance with this policy.

Our directors are permitted to participate in Group Inc.’s employee matching gift program on the same terms as employees. Under the program for 2005, Group Inc. matches gifts of up to $2,000 in the aggregate per individual (and up to $25,000 in the aggregate per individual in the case of gifts made under a special program implemented in connection with Hurricane Katrina).

Non-employee directors receive no compensation other than directors’ fees.